Exhibit 99.2

WASTE CONNECTIONS ANNOUNCES A PROPOSED 3-FOR-2 STOCK SPLIT

TORONTO, ONTARIO, April 26, 2017 - Waste Connections, Inc. (TSX/NYSE: WCN) (“Waste Connections” or the “Company”) today announced that it proposes to split its common shares on a three-for-two basis. The proposed share split has been approved by the Company's Board of Directors and requires the approval of shareholders at the Annual and Special Meeting of Shareholders of Waste Connections to be held on May 23, 2017. The share split is also subject to the requirements of the TSX and NYSE. Following shareholder approval of the share split, it is expected that shareholders of record as of the close of business on June 7, 2017, will receive from the Company’s transfer agent on June 16, 2017 one additional common share for every two shares held.

"We believe the stock split, our fourth such split since our founding almost twenty years ago, demonstrates our continuing commitment to both broaden our shareholder base and enhance liquidity for investors,” said Ronald J. Mittelstaedt, Chairman and Chief Executive Officer.

About Waste Connections

Waste Connections is an integrated solid waste services company that provides waste collection, transfer, disposal and recycling services in mostly exclusive and secondary markets in the United States and Canada. Through its R360 Environmental Solutions subsidiary, Waste Connections is also a leading provider of non-hazardous oilfield waste treatment, recovery and disposal services in several of the most active natural resource producing areas in the United States, including the Permian, Bakken and Eagle Ford Basins. Waste Connections serves more than six million residential, commercial, industrial, and exploration and production customers in 39 states in the U.S., and five provinces in Canada. Waste Connections also provides intermodal services for the movement of cargo and solid waste containers in the Pacific Northwest.

For more information, visit the Waste Connections website at www.wasteconnections.com. Copies of financial literature, including this release, are available on the Waste Connections website or through contacting us directly at either (905) 532-7510 or (832) 442-2200. Investors can also obtain these materials and other documents filed with the U.S. Securities and Exchange Commission (SEC) and the securities commissions or similar regulatory authorities in Canada free of charge at the SEC’s website, www.sec.gov, and at the System for Electronic Document Analysis and Retrieval (SEDAR) maintained by the Canadian Securities Administrators at www.sedar.com.

Safe Harbor and Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 (PSLRA) and "forward-looking information" within the meaning of applicable Canadian securities laws. These forward-looking statements are neither historical facts nor assurances of future performance and reflect Waste Connections’ current beliefs and expectations regarding future events and operating performance. These forward-looking statements are often identified by the words “may,” “might,” “believes,” “thinks,” “expects,” “intends” or other words of similar meaning. All of the forward-looking statements included in this press release are made pursuant to the safe harbor provisions of the PSLRA and applicable Canadian securities laws. Forward-looking statements involve risks and uncertainties. Forward-looking statements in this press release include, but are not limited to, statements about the timing and impact of the proposed share split. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risk factors detailed from time to time in filings that have been made by the Company with the U.S. Securities and Exchange Commission and the securities commissions or similar regulatory authorities in Canada. You should not place undue reliance on forward-looking statements, which speak only as of the date of this press release. Waste Connections undertakes no obligation to update the forward-looking statements set forth in this press release, whether as a result of new information, future events, or otherwise, unless required by applicable securities laws.

CONTACT:

Worthing Jackman / (832) 442-2266	Mary Anne Whitney / (832) 442-2253
worthingj@wasteconnections.com	maryannew@wasteconnections.com